Exhibit (a)(1)(G)

* * * * * REPLACEMENT ELECTION FORM * * * * *

HUGHES COMMUNICATIONS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS

MARCH 19, 2009

The Offer to Exchange Certain Outstanding Stock Options for New Stock Options and your withdrawal rights will expire at 8:00 a.m. Eastern Time on April 16, 2009, unless extended.

If you wish to participate in the Exchange Offer by tendering your Eligible Options for exchange, you must properly complete, sign and return to us the completed Election Form, as provided below. All pages of this completed Election Form must be received no later than by 8:00 a.m. Eastern Time on April 16, 2009. Please see the Election Form Instructions Forming Part of the Terms and Conditions of the Offer below for instructions on how to complete the Election Form and the Election Form Signature Page.

Sign and date the Election Form and return the completed Election Form to Hughes Communications, Inc. by one of the following methods:

•	by regular mail, courier or hand delivery to Hughes Communications, Inc., 11717 Exploration Lane, Germantown, Maryland 20876, Attn: Sandi Kerentoff; or

•	by facsimile to (301) 428-2843; or

•	by scanning this completed Election Form to a PDF and emailing to OptionExchange@Hughes.com.

Election Forms SHOULD NOT be sent via inter-office mail. Please DO NOT return your stock option award agreements relating to your tendered Eligible Options. You should direct questions about this Exchange Offer or requests for assistance (including requests for any additional documents relating to this Exchange Offer) by email to OptionExchange@Hughes.com or to Sandi Kerentoff by calling (301) 428-5810.

You are not required to tender your Eligible Options. However, if you elect to participate in the Exchange Offer and elect to “Exchange,” you must tender all of your Eligible Options for Exchange. By signing and returning this Election Form and electing to “Exchange,” you hereby tender for exchange all of your Eligible Options, as indicated on the signature page to this Election Form. For a description of Eligible Options and New Options, see the Offer to Exchange. Capitalized terms not otherwise defined in this Election Form have the same meaning as in the Offer to Exchange.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THE OFFER TO EXCHANGE, THIS ELECTION FORM OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE OR IN THIS ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

* * * * *

To Hughes Communications, Inc. (the “Company”):

By completing and delivering this Election Form, I hereby make my election as to whether I wish to tender all of my outstanding options to purchase shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), granted under the Company’s 2006 Equity and Incentive Plan, as amended from time to time (the “2006 Plan”), on April 24, 2008 and that have an exercise price per share greater than the last reported sale price per share of the Company’s Common Stock on The Nasdaq Global Select Market on April 15, 2009 (“Eligible Options”) as indicated on the Election Form Signature Page attached hereto in exchange for New Options and, to the extent that I elect to “Exchange” my Eligible Options, I hereby tender all my Eligible Options, in each case, upon the terms and subject to the conditions set forth in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated March 19, 2009 (the “Offer to Exchange”), receipt of which I hereby acknowledge, and this Election Form (which together constitute the “Exchange Offer”). I understand that the exercise price of the New Options will be equal to the last reported sale price per share of the Company’s Common Stock on the Nasdaq Global Select Market on the last trading day, which is currently expected to be April 15, 2009, before the Exchange Offer closes.

Subject to, and effective upon, acceptance for exchange of the Eligible Options tendered herewith (if any) in accordance with the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), to the extent I have elected to “Exchange” my Eligible Options, I hereby:

(1) Sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to all the Eligible Options that are being tendered hereby.

(2) Acknowledge that if I tender my Eligible Options, these options will be cancelled and forfeited upon acceptance by the Company.

(3) Acknowledge that the Company has advised me to consult with my own personal advisors as to the consequences of participating or not participating in the Exchange Offer.

(4) Represent and warrant that I have full power and authority to tender the Eligible Options tendered herewith and that, when and to the extent the same are accepted for exchange by the Company, such Eligible Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and the same will not be subject to any adverse claims.

(5) Agree to, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the options tendered hereby.

(6) Acknowledge and understand that tendering my Eligible Options for exchange pursuant to the procedures described in Section 3 “Procedures for Tendering Eligible Options” of the Offer to Exchange and the instructions hereto will constitute my acceptance of the terms and conditions of the Exchange Offer.

(7) Acknowledge and understand that the Company’s acceptance for exchange of Eligible Options tendered pursuant to the Exchange Offer will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Exchange Offer.

(8) Acknowledge and understand that the New Options that I will receive in exchange for my Eligible options will be subject to vesting, forfeiture and other restrictions, until such time as the New Options vest and the restrictions lapse in the manner set forth in the stock option award agreement between the Company and me pursuant to the 2006 Plan, as described in the Offer to Exchange.

(9) Acknowledge and understand that the Exchange Offer is subject to the terms and conditions described in the Offer to Exchange and recognize that the Company may amend the Exchange Offer at any time and, as provided in Section 6 “Conditions of This Exchange Offer” of the Offer to Exchange, the Company may terminate the Exchange Offer.

(10) Acknowledge and understand that if the Eligible Options tendered herewith are not accepted for exchange, they will be retained by me.

(11) Acknowledge and understand that except by delivery of a replacement Election Form prior to the expiration of the Exchange Offer as stated in the Offer to Exchange, this tender is irrevocable.

(12) Acknowledge and understand that this Election Form, when properly completed and delivered to the Company, supersedes and replaces any Election Form that I have previously delivered to the Company.

SHARES OF THE COMPANY’S COMMON STOCK ARE TRADED ON THE NASDAQ GLOBAL SELECT MARKET UNDER THE SYMBOL “HUGH.” ON MARCH 12, 2009, THE LAST AVAILABLE REPORTED SALE PRICE PER SHARE OF THE COMPANY’S COMMON STOCK WAS $12.55 PER SHARE. THE CURRENT MARKET PRICE OF OUR COMMON STOCK, HOWEVER, IS NOT NECESSARILY INDICATIVE OF FUTURE STOCK PRICES, AND THE COMPANY CANNOT PREDICT WHAT THE CLOSING PRICE OF THE COMPANY’S COMMON STOCK WILL BE ON APRIL 15, 2009. BY TENDERING MY ELIGIBLE OPTIONS I AGREE TO HOLD THE COMPANY HARMLESS FOR ANY ACTUAL OR PERCEIVED LOSS SUFFERED BY ME AS A RESULT OF THE VARIANCE IN THE PUBLIC OFFERING PRICE OF THE COMPANY’S STOCK DURING THE OFFER PERIOD AND AFTER EXPIRATION OF THE EXCHANGE OFFER.

I understand that this Exchange Offer is not being made to, nor will tenders for exchange be accepted from or on behalf of, Eligible Optionholders in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof, or the issuance of the New Options would not comply with the laws of that jurisdiction.

* * * * *

ELECTION FORM INSTRUCTIONS FORMING PART OF THE TERMS AND

CONDITIONS OF THE EXCHANGE OFFER

1. Delivery; Election Form; Replacement Election Form. To validly tender for exchange your Eligible Options, you must deliver your completed Election Form to the Company in the manner provided on the cover of this Election Form. To participate in this Exchange Offer, your completed Election Form must be received by us no later than 8:00 a.m. Eastern Time on April 16, 2009, unless this Exchange Offer is extended or delayed by us in accordance with its terms. If you miss this deadline, you will not be permitted to participate in this Exchange Offer and each Eligible Option currently held by you will remain intact with its original exercise price and with its other original terms. If you properly complete and deliver this Election Form prior to the expiration of the Exchange Offer you will receive a confirmation by e-mail after our receipt of your completed Election Form. We recommend that you keep a copy of your completed Election Form and such receipt for your records. See Section 3 “This Exchange Offer—Procedures for Tendering Eligible Options” of the Offer to Exchange for more information.

You may change your mind after you have submitted an Election Form to participate in or decline the Exchange Offer. To withdraw or change your previously submitted Election Form, you must request a replacement Election Form and submit it in the same manner as described above, and we must receive the replacement Election Form before the expiration of this Exchange Offer currently scheduled for 8:00 a.m. Eastern Time on April 16, 2009. It is your responsibility to confirm that we have received your replacement Election Form before the expiration of this Exchange Offer. In all cases, the last Election Form properly submitted and received prior to the expiration of this Exchange Offer will prevail. See Section 4 “This Exchange Offer—Withdrawal Rights” of the Offer to Exchange for more information.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS, IS AT THE ELECTION AND RISK OF THE TENDERING ELIGIBLE OPTIONHOLDER. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO ENSURE THE ELECTION FORM IS RECEIVED BY 8:00 A.M. EASTERN TIME ON APRIL 16, 2009 (OR SUCH LATER DATE AND TIME TO WHICH THE COMPANY EXTENDS THE OFFER).

2. Signatures On This Election Form. If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and provide evidence satisfactory to us of the authority of such person so to act must be submitted with this Election Form.

3. Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will, in our sole discretion, determine the number of shares of the Company’s Common Stock subject to Eligible Options and all questions as to the form of documents and the validity, form, eligibility, time of receipt, and acceptance of any tender of, or documentation related to the exchange of, Eligible Options. We may reject any Eligible Options tendered for exchange to the extent we determine that the Eligible Options were not properly tendered for exchange or that it would be unlawful to accept the tendered Eligible Options. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final, conclusive and binding on all parties. This is a one-time offer. We will strictly enforce the Offering Period, subject only to any extension of the Expiration Date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we reserve the right, in our reasonable discretion, to waive any of the conditions of this Exchange Offer, any defect or irregularity in any tender or withdrawal with respect to any particular Eligible Option or any particular Eligible Optionholder. If we waive any of the conditions of this Exchange Offer we will do so for all Eligible Optionholders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us. Neither the Company nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. See Section 3 “This Exchange Offer—Procedures for Tendering Eligible Options” of the Offer to Exchange for more information.

4. Important Tax Information. Please refer to Section 13 “This Exchange Offer—Material United States Tax Consequences” of the Offer to Exchange for important tax information in connection with participating in the Exchange Offer.

* * * * * REPLACEMENT ELECTION FORM SIGNATURE PAGE * * * * *

Employee Name:

Employee ID:

You may change your election as often as you wish until 8:00 a.m. Eastern Time on April 16, 2009, at which time your election, if any, in effect at that time will become irrevocable, unless the Exchange Offer is extended by Hughes Communications, Inc. in its sole discretion.

ELECTION. Indicate your election for your Eligible Options in the election box below (“Exchange” or “Decline”). *

☐ Exchange. I wish to tender for exchange ALL of my Eligible Options pursuant to the terms set forth in the Offer to Exchange and this Election Form and hereby tender such Eligible Options for exchange upon the terms and subject to the conditions of the Exchange Offer.

☐ Decline. I DO NOT wish to tender for exchange any of my Eligible Options pursuant to the terms set forth in the Offer to Exchange and the Election Form.

Eligible Options

Eligible Option Grant Date	Number of Eligible Options	Exercise Price (per share)

April 24, 2008	[ ]	$54.00

* If neither Exchange/Decline box is chosen, you will be considered to DECLINE the election

By delivery and execution hereof, I acknowledge that I have read, understand, and agree to all the terms and conditions of the Exchange Offer and tender the Eligible Options as indicated above.

SIGNATURE OF OWNER

X
(Signature of Eligible Optionholder or Authorized Signatory—See Instruction 2 on the previous page)

Date: , 2009

Home Address:

Home Telephone No. (with area code):

Work Telephone No. (with area code):

Company E-mail Address:

Capacity (if applicable See Instruction 2 on the previous page):

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